EXHIBIT (4)(a)
   Specimen Flexible Payment Variable Accumulation Deferred Annuity Contract

                                                                   EXHIBIT 99.A7
                              WESTERN RESERVE LIFE
                             ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

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IN THIS CONTRACT Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US. OFFICE refers to our Administrative Office located in Clearwater, Florida.

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WE agree to pay the benefits of this Contract in accordance with its provisions.
CONTRACT VALUES DURING THE ACCUMULATION PERIOD WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE CONTRACT VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CONTRACT VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUBACCOUNT OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

THE CONSIDERATION for this Contract is the application and the payment of the Initial Payment.

THE APPLICANT, OWNER, AND BENEFICIARY are as shown in the application unless changed in accordance with the provisions of this Contract.

THE PROVISIONS on the following pages are part of this Contract.

IN WITNESS WHEREOF, we have signed this Contract at our Office in Clearwater, Florida as of the Contract Date.


           /s/ WILLIAM H. GEIGER             /s/ JOHN R. KENNEY
           ---------------------             ------------------
                  Secretary                       President

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RIGHT TO EXAMINE CONTRACT - The Owner may cancel this Contract at any time within twenty days after receipt by returning it to us at P.O. Box 5068, Clearwater, Florida 34618 or to the agent through whom it was purchased. If the Contract is returned within this period, we will pay to the Owner the sum of:

1. The difference, if any, between the payments received and the amounts allocated to any subaccounts and the fixed account under this Contract; plus
2.  The amount allocated to the fixed account under this Contract; plus
3. The value of amounts allocated to the subaccounts on the date we or our agent receive the returned Contract.

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            FLEXIBLE PAYMENT VARIABLE ACCUMULATION DEFERRED ANNUITY

                        Death Benefit prior to Maturity.
                  Monthly Annuity commencing on Maturity Date.
                        Non-participating - No Dividends

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                                 CONTRACT GUIDE

ENDORSEMENTS ..............................................................    2

CONTRACT SHCEDULE .........................................................    3

BLANK PAGE ................................................................    4

DEFINITIONS ...............................................................    5

GENERAL PROVISIONS ........................................................    6

SEPARATE ACCOUNT PROVISIONS ...............................................    7

PURCHASE PAYMENTS PROVISIONS ..............................................    8

DEATH BENEFIT PROVISIONS ..................................................    8

CONTRACT VALUE PROVISIONS .................................................    9

ANNUITY PROVISIONS ........................................................   11

TABLE OF ANNUITY PAYMENTS .................................................   12

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                                  ENDORSEMENTS

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA
                                CONTRACT SCHEDULE

ANNUITANT:            JOHN DOE              CONTRACT NUMBER:  01-23456789
ANNUITY OPTION:       B-10 YEAR CERTAIN     CONTRACT DATE:    JUL 07, 1997
ISSUE AGE AND SEX     35 - MALE             MATURITY DATE:    JUL 07, 2052
INITIAL PAYMENT:      $25,000.00

                      ANTICIPATED PURCHASE PAYMENT PATTERN*

                AMOUNT                 MODE                YEARS PAYABLE
              $25,000,00              ANNUAL                  55 YEARS

* THE ANTICIPATED PURCHASE PAYMENT PATTERN IS BASED UPON SELECTION MADE IN THE APPLICATION. THE AMOUNT AND MODE MAY BE CHANGED IN ACCORDANCE WITH THE PURCHASE PAYMENT PROVISIONS ON PAGE 8.

SEPARATE ACCOUNT PROVISIONS

         SEPARATE ACCOUNT:                  WRL SERIES ANNUITY ACCOUNT

         MORTALITY AND EXPENSE RISK         .00003424
CHARGE:

PURCHASE PAYMENT PROVISIONS

         COLLECTION FEE:                    $0.00

         MAXIMUM ADDITIONAL PAYMENT:        $1,000,000

         MINIMUM ADDITIONAL PAYMENT:        $ 100

CONTRACT VALUE PROVISIONS

         MINIMUM ALLOCATION PERCENTAGE:     10%

         ANNUAL CONTRACT CHARGE:            $30

         MINIMUM BALANCE:                   $10,000

         MINIMUM MONTHLY INCOME:            $100

         WITHDRAWAL CHARGE PERIOD:          5 YEARS

         WITHDRAWAL CHARGE PERCENTAGE:      5%

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                       THIS PAGE INTENTIONALLY LEFT BLANK

                                   DEFINITIONS

ACCUMULATION PERIOD. The period between the Contract Date and the Maturity Date while the Contract is in force.

AGE. Issue Age refers to the age on the birthday nearest the Contract Date. Attained Age refers to the Issue Age plus the number of completed contract years.

ANNUITANT. The person named on the Contract Schedule Page, or as subsequently changed, to receive annuity payments. The Annuitant may be changed as provided in the Annuity Provisions.

ANNUITY PROCEEDS. The amount applied to purchase periodic annuity payments. Such amount may be either a partial annuitization amount prior to the Maturity Date or the annuity value on the Maturity Date, less any applicable premium taxes.

CONTINGENT ANNUITANT. The person named to become the new Annuitant upon the current Annuitant's death during the accumulation period if the Owner is still alive.

CONTINGENT BENEFICIARY. The new beneficiary upon the current beneficiary's death.

CONTRACT DATE. The later of the date on which payments are first received and the date the properly completed application is received by us at our Office.

FIXED ACCOUNT. An investment option other than the separate account.

MATURITY DATE. The date on which the accumulation period ends and annuity payments are to commence. The date may be changed as provided in the Annuity Provisions.

PREMIUM TAX. Premium taxes levied by a state or other government entity will be paid when due and charged either against the purchase payment or the contract value.

SEC. The Securities and Exchange Commission.

SEPARATE ACCOUNT. A separate investment account composed of several subaccounts established to receive and invest net payments under the Contract.

SERIES FUND. A designated mutual fund from which each subaccount of the Separate Account will buy shares.

SUPPLEMENTARY CONTRACT. A separate document to be issued at the time a partial annuitization amount is withdrawn from this Contract outlining the terms of the periodic annuity payments.

SURRENDER. The termination of the Contract at the option of the Owner.

VALUATION DATE. Each Monday through Friday except customary national business holidays on which the New York Stock Exchange is not open for business.

VALUATION PERIOD. The period commencing at the end of one valuation date and continuing to the end of the next succeeding valuation date.

WITHDRAWAL CHARGE PERIOD. The period of time a withdrawal charge may be imposed. For each purchase payment, the period begins on the date the payment is received by us.

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                               GENERAL PROVISIONS

THE CONTRACT. This Contract and the attached application constitute the entire contract. All statements in the application, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Contract or be used in defense of a claim unless it is contained in the written application. No Contract provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary. We reserve the right to amend the Contract to meet the requirements of any applicable Federal or state laws or regulations.

OWNERSHIP. This Contract belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Contract including the right to transfer ownership. If two Owners are named, this Contract will be owned jointly and the consent of each Owner will be required to exercise ownership rights under the Contract.

We will not be bound by any change in the Ownership designation unless it is made in writing and accepted by us. The change will be effective on the date it is accepted by us. If we request, this Contract must be returned to our Office for endorsement.

BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, will receive the benefits, if any, payable upon the earlier of (1) the death of any Owner, or (2) the death of the Annuitant if no Contingent Annuitant is named. If no Beneficiary survives the decedent, the benefits payable at death will be paid to the Owner's estate.

We will not be bound by any change in the Beneficiary designation unless it is made in writing and received at our Office. The request must be made by the Owner in a form acceptable to us. The change will be effective on the date it was signed; however, no change will apply to any payment we made before the change is received. If we request, this Contract must be returned to our Office for endorsement.

ASSIGNMENT. This Contract may be assigned prior to the Maturity Date. We will not be bound by any assignment unless made in writing and accepted by us. The assignment will be effective on the date it is accepted by us.

We assume no responsibility for the validity of any assignment.

INCONTESTABILITY. This Contract is incontestable from the Contract Date.

ISSUE AGE AND SEX. Issue Age refers to the age at nearest birthday on the Contract Date. If a date of birth or sex has been misstated, any amount payable will be adjusted to conform to the correct date of birth and sex.

CONTRACT YEARS. Contract years and anniversaries are measured from the Contract Date.

REPORTS. During the accumulation period, we will send a report to the Owner at least once each year. It will show the activity that occurred during the year and the value of the Contract as of the date of the report.

CONTRACT PAYMENT. All payments from the fixed account will be paid in one sum unless otherwise elected under the Annuity Provisions of this Contract. All payments and transfers from the subaccounts will be processed as provided in this Contract unless one of the following situations exist:

1. The New York Stock Exchange is closed; or
2. The SEC requires that trading be restricted or declares an emergency; or
3. The SEC allows us to defer payments to protect our contractowners.

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                           SEPARATE ACCOUNT PROVISIONS

The variable benefits under this Contract are provided through the Separate Account referenced on Page 3. The assets of the Separate Account are our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities arising under the contracts supported by the Separate Account, then the excess may be used to cover the liabilities of our general account. The assets of the Separate Account shall be valued as often as any contract benefits vary, but at least monthly.

SUBACCOUNTS. The Separate Account has various subaccounts. Each represents a different investment objective. Income and realized and unrealized gains and losses from assets in each subaccount are credited to, or charged against, that subaccount without regard to income, gains, or losses in other subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that subaccount.

TRANSFERS AMONG SUBACCOUNTS. The Owner may transfer all or a portion of this Contract's value in its subaccounts to other subaccounts or the fixed account. We reserve the right to charge a $10 fee for each transfer after the first twelve transfers during any one contract year. This charge will be deducted from the funds transferred. We must be notified in a manner satisfactory to us. The transfer will take effect on the first valuation date on or following the date notice is received at our Off ice.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT OBJECTIVES. Unless otherwise required by law or regulation, the investment advisor of the fund or any investment objective (which includes the mutual fund designated for a subaccount) may not be changed without our consent. Any investment objective will not be materially changed unless a statement of the change is filed with and approved by the Insurance Commissioner of the State of Ohio. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Contract is delivered.

UNIT VALUE. Some of the contract values fluctuate with the investment results of the subaccounts. In order to determine how investment results affect the contract values, a unit value is determined for each subaccount. The unit value of each subaccount was originally established at $10 per unit. The unit value may increase or decrease from one valuation period to the next. Unit values also will vary between subaccounts.

The unit value of any subaccount at the end of a valuation period is the result of:

1. The total value of the assets held in the subaccount. This value is determined by multiplying the number of shares of the designated mutual fund owned by the subaccount times the net asset value per share; minus
2. The accrued risk charge for adverse mortality and expense experience. The current daily amount of this charge is equal to the net assets of the subaccount multiplied by the Mortality and Expense Risk Charge shown on Page 3; minus
3. The accrued amount of reserve for any taxes that are determined by us to have resulted from the investment operations of the subaccount; and the result divided by
4. The number of outstanding units in the subaccount.

The use of the unit value in determining contract values is described in the Contract Value Provisions.

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                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS. Payments after the first are payable at our Office or to our agent upon delivery of a receipt signed by our President or Secretary and countersigned by such agent. The Anticipated Purchase Payment Pattern is shown on Page 3. We will charge a Collection Fee as shown on Page 3 to process any payment collected for modes other than annual and single pay plans (unless we waive such fee). Payment amounts and the mode of payment may be changed as agreed upon with us.

The amount of payment which may be paid during any contract year may not exceed the Maximum Additional Payment shown on Page 3 without our consent. Payments will not be accepted in an amount less than the Minimum Additional Payment shown on Page 3 without our consent. Our acceptance of any payment shall not constitute a waiver of these limits with respect to subsequent payments.

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                            DEATH BENEFIT PROVISIONS

If an Annuitant or an Owner dies on or after the then current Maturity Date, we will make payments in accordance with the Annuity Option in effect on the date of death.

DEATH OF ANNUITANT. If the Annuitant dies during the accumulation period and no Contingent Annuitant is named, we will pay the death benefit proceeds to the Beneficiary and terminate the Contract upon receipt of due proof of death.

DEATH OF OWNER. If any Owner should die during the accumulation period, and an alternative election by the Beneficiary is not made, we will pay the death benefit proceeds to the Beneficiary and terminate the Contract upon receipt of due proof of death.

DEATH BENEFIT PROCEEDS. The death benefit proceeds during the accumulation period is the greater of:

1. The annuity value as of the date of death; or
2. The excess of (a) the amount of purchase payments paid less (b) any partial withdrawal and partial annuitization amounts withdrawn from the Contract.

ALTERNATIVE ELECTION BY BENEFICIARY. If the Beneficiary is the spouse of the deceased Owner, then the Beneficiary may elect to keep the Contract in force in lieu of receiving the death benefit proceeds.

If the Beneficiary is not the spouse of the deceased Owner, the Beneficiary may elect one of the following options that provide for complete distribution of the death benefit proceeds and termination of this Contract:

1. Within 5 years of the date of such Owner's death; or
2. Over the lifetime of the Beneficiary; or
3. Over a period that does not exceed the life expectancy of such Beneficiary, as defined by the Internal Revenue Code and Regulations adopted under the Code.

Subparagraphs (2) and (3) apply only to individuals. All such payments must start within one year of the date of such Owners death.

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                            CONTRACT VALUE PROVISIONS

NET PAYMENT. The net payment will be the payment received less any premium tax then due, if any, and less any collection fee, if any.

ALLOCATION OF NET PAYMENTS. Net payments will be allocated to the subaccounts of the Separate Account and the fixed account on the first valuation date on or following the date the payment is received at our Office. With respect to the initial payment, the allocation will take place on the Contract Date.

Any allocation to a subaccount or the fixed account must not be less than the Minimum Allocation Percentage shown on Page 3. No fractional percentages are permitted. The allocation of future net payments may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in a manner satisfactory to us. The allocation change will be effective with the first purchase payment on or following the date the request for change is recorded by us.

SUBACCOUNT VALUE. At the end of any valuation period, the subaccount value is equal to the number of units that the Contract has in the subaccount, multiplied by the unit value of that subaccount.

The number of units that the Contract has in each subaccount is equal to:

1. The initial units purchased on the Contract Date; plus
2. Units purchased at the time additional net payments are allocated to the subaccount; plus
3. Units purchased through transfers from another subaccount or the fixed account; minus
4. Any units that are redeemed to pay for partial annuitizations; minus
5. Any units that are redeemed to pay for partial withdrawals; minus
6. Any units that are redeemed as part of a transfer to another subaccount or the fixed account; minus
7. Any units that are redeemed to pay the Annual Contract Charge.

FIXED ACCOUNT. At the end of any valuation period, the value is equal to:

1. The sum of all net payments allocated to the fixed account; plus
2. Any amounts transferred from a subaccount to the fixed account; plus
3. Total interest credited to the fixed account; minus
4. Any amounts withdrawn from the fixed account to pay for partial annuitizations; minus
5. Any amounts withdrawn from the-fixed account to pay for partial withdrawals; minus
6. Any amounts transferred to a subaccount from the fixed account; minus
7. Any amounts charged to pay the Annual Contract Charge.

Interest on the fixed account will be compounded daily at a minimum guaranteed effective annual interest rate of 4% per year. We may declare from time to time a higher current interest rate.

On transfers from the fixed account to a subaccount, we reserve the right to impose the following limitations:

1. Written request be received at our Office from the Owner within 3O days after ananniversary.
2. The transfe will take place on the date we receive such written request.

We further reserve the right to defer payment of any amounts from the fixed account for no longer than six months after we receive such written request.

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ANNUAL CONTRACT CHARGE. During the accumulation period, the Annual Contract
Charge shown on Page 3 will be made once a year on each contract anniversary from the annuity value. If the Contract is surrendered on other than an anniversary date, the charge will also be made on the date of surrender.

ANNUITY VALUE. At the end of any valuation period, the annuity value is equal to the sum of the subaccount values plus the fixed account value.

PARTIAL ANNUITIZATION. A partial annuitization may be made by the Owner prior to the Maturity Date and without surrender of this Contract, subject to all of the following:

1. Written request is received at our Office prior to the Maturity Date.
2. The first partial annuitization must be at least one year after the Contract Date and each subsequent one at least five years apart.
3. Each partial annuitization amount withdrawn from the annuity value must:
   (a)not reduce the cash value below the Minimum Balance shown on Page 3; and
   (b) purchase at least the Minimum Monthly Income amount shown on Page 3; and
   (c) not exceed 50% of the cash value.
4. No amount from the fixed account may be partially annuitized without our consent.

The amount withdrawn, less any applicable premium taxes, must be applied to purchase periodic annuity income under a supplementary contract with us. The subaccount(s) for the amount withdrawn must be specified.

PARTIAL WITHDRAWAL. A partial withdrawal may be made by the Owner after the first contract year and prior to the Maturity Date without surrender of this Contract, subject to all of the following:

1. Written request is received at our Office prior to the Maturity Date.
2. The partial withdrawal does not reduce the cash value to less than the Minimum Balance shown on Page 3 without our consent.
3. No more than one partial withdrawal may be made during any contract year.
4. No amount from the fixed account may be withdrawn without our consent. The amount payable will be the partial withdrawal less any applicable withdrawal charge and premium taxes. The subaccount(s) for the withdrawal must be specified.

CASH VALUE. This Contract may be surrendered by the Owner for its cash value upon written request at any time prior to the then current Maturity Date. The cash value at any time equals the annuity value on such date less any applicable withdrawal charge and premium taxes. Payment will usually be made within seven days of the date we receive the written request at our Office, subject to the Contract Payment section of the General Provisions and the Fixed Account section of these provisions.

WITHDRAWAL CHARGE. On the surrender or partial withdrawal of purchase payments paid beyond the Withdrawal Charge Period shown on Page 3, no withdrawal charge will be imposed. On the surrender or partial withdrawal of purchase payments paid within the Withdrawal Charge Period, the withdrawal charge will equal the purchase payment paid within the Withdrawal Charge Period times the Withdrawal Charge Percentage shown on Page 3. However, for the first withdrawal during each contract year, the withdrawal charge applicable on the first 10% of the annuity value withdrawn will be waived.

BASIS OF COMPUTATION. A detailed statement of the method of computation of values has been filed with the insurance supervisory official of the jurisdiction in which this Contract is delivered. All values for this Contract are equal to or greater than the values required by statutes in such jurisdiction.

                               ANNUITY PROVISIONS

COMMENCEMENT OF ANNUITY PAYMENTS. Monthly annuity payments will begin as of the Maturity Date shown on Page 3, unless another Maturity Date has been elected as provided in these provisions.

MATURITY DATE. The Maturity Date shown on Page 3 may be changed to a different Maturity Date, subject to all of the following:

1. Written request is received at our Office prior to the Maturity Date.
2. The new Maturity Date is at least 5 years after the Contract Date.
3. The attained age of the Annuitant as of the new Maturity Date is not greater than 90.

ANNUITY OPTION. The Annuity Option shown on Page 3 may be changed to any other option available upon written request received at our Office prior to the Maturity Date.

CHANGE OF ANNUITANT. As of the Maturity Date and upon agreement with us, the Owner may elect a different Annuitant or add a joint annuitant who will be a joint payee under Option C.

PAYEE. The Annuitant(s) on the Maturity Date will become the payee(s) and receive the annuity payments.

AMOUNT OF MONTHLY ANNUITY PAYMENT. The amount of each monthly annuity payment will be determined by multiplying:

1. The appropriate factor from the Table of Annuity Payments; times

2. The
annuity proceeds as of the Maturity Date.

BETTERMENT OF MONTHLY ANNUITY.  The payee will receive the greater of:

1. The annuity payments based on the factors guaranteed in this Contract; or
2. The annuity payments based on factors in effect at the time monthly annuity payments are made.

CONVERSION FOR OTHER INSTALLMENTS. Annuity payments may be received quarterly, semi-annually or annually rather than monthly. To determine an alternate payment amount, multiply the monthly annuity payment by the following appropriate factor:

            PAYMENT FREQUENCY DESIRED                FACTOR
            -------------------------                ------
                Quarterly                             2.90
                Semi-annually                         5.75
                Annually                             11.40

AVAILABILITY. If the payee is not a natural person, an Annuity Option is only available with our permission. No Annuity Option is available if:

1. The payee is an assignee; or
2. The periodic payment is less than $20.

AGE. Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for two males or two females under Option C upon request.

PROOF OF AGE AND SEX. Prior to making the first monthly annuity payment under this Contract, we reserve the right to require satisfactory evidence of the birthdate and the sex of any payee.

PROOF OF SURVIVAL. Prior to making any payment under this Contract, we reserve the right to require satisfactory evidence that the payee is:

1. Alive on the due date of such payment; and
2. Legally qualified to receive such payment.

INTEREST AND MORTALITY. All Annuity Option payments are based on a guaranteed annual interest rate of 4%. Mortality is based on the 1983 Individual Annuity Mortality Table.

                            TABLE OF ANNUITY PAYMENTS

               DESCRIPTION AND TABLES OF MONTHLY ANNUITY PAYMENTS
                         PER $1,000 OF ANNUITY PROCEEDS.

Option A - Fixed Period. The annuity proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:

               FIXED PERIOD
               (IN MONTHS)                    FACTOR
               -----------                    ------
                    60                         18.32
                   120                         10.05
                   180                          7.33
                   240                          6.00
                   300                          5.22
                   360                          4.71

Option B - Life Income. The annuity proceeds will be paid in equal installments determined from the following table. Such installments are payable:

1. during the payee's lifetime only (Life Annuity); or
2. during a fixed period certain and for the payee's remaining lifetime (Certain Period); or
3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

                             MALE                                        FEMALE
            ---------------------------------------     ----------------------------------------
Payee's      Life     Certain  Period   Installment      Life    Certain   Period    Installment
  Age       Annuity    5 yrs   10 yrs     Refund        Annuity   5 yrs    10 yrs      Refund

  50         4.86      4.85     4.81        4.69         4.50      4.49     4.47        4.41
  51         4.94      4.92     4.88        4.76         4.56      4.55     4.53        4.47
  52         5.02      5.00     4.95        4.82         4.62      4.61     4.59        4.52
  53         5.10      5.08     5.03        4.90         4.69      4.68     4.66        4.58
  54         5.19      5.17     5.11        4.97         4.76      4.75     4.72        4.64

  55         5.29      5.26     5.20        5.05         4.84      4.83     4.80        4.71
  56         5.39      5.36     5.29        5.13         4.92      4.91     4.87        4.77
  57         5.49      5.47     5.38        5.21         5.00      4.99     4.95        4.85
  58         5.61      5.58     5.48        5.30         5.09      5.08     5.03        4.92
  59         5.73      5.70     5.59        5.40         5.19      5.17     5.12        5.00

  60         5.86      5.82     5.70        5.50         5.29      5.27     5.22        5.09
  61         6.00      5.96     5.82        5.60         5.40      5.38     5.32        5.18
  62         6.16      6.10     5.95        5.72         5.52      5.50     5.42        5.27
  63         6.32      6.26     6.08        5.83         5.65      5.62     5.53        5.37
  64         6.49      6.42     6.21        5.96         5.78      5.75     5.65        5.48


                                    Page 12


(con't)

                             MALE                                        FEMALE
            ---------------------------------------     ----------------------------------------
Payee's      Life     Certain  Period   Installment      Life    Certain   Period    Installment
  Age       Annuity    5 yrs   10 yrs     Refund        Annuity   5 yrs    10 yrs      Refund

  65         6.68      6.60     6.35        6.09         5.92      5.89     5.77        5.59
  66         6.88      6.78     6.50        6.23         6.08      6.03     5.90        5.71
  67         7.09      6.98     6.65        6.38         6.24      6.19     6.04        5.83
  68         7.31      7.18     6.81        6.53         6.42      6.36     6.19        5.97
  69         7.56      7.40     6.97        6.69         6.61      6.54     6.34        6.11

  70         7.82      7.64     7.14        6.86         6.81      6.74     6.50        6.26
  71         8.09      7.88     7.31        7.04         7.04      6.95     6.67        6.42
  72         8.39      8.14     7.48        7.23         7.28      7.17     6.84        6.59
  73         8.71      8.41     7.65        7.43         7.54      7.41     7.02        6.77
  74         9.05      8.70     7.83        7.64         7.83      7.67     7.21        6.97

  75         9.41      9.00     8.00        7.86         8.14      7.95     7.40        7.17
  76         9.81      9.32     8.17        8.10         8.47      8.24     7.60        7.39
  77        10.23      9.65     8.34        8.34         8.83      8.56     7.80        7.62
  78        10.68      9.99     8.50        8.60         9.23      8.89     7.99        7.86
  79        11.16     10.35     8.66        8.87         9.65      9.24     8.19        8.13

  80        11.68     10.72     8.81        9.16        10.12      9.61     8.38        8.40
  81        12.23     11.09     8.95        9.45        10.62     10.01     8.57        8.69
  82        12.81     11.47     9.09        9.76        11.16     10.41     8.74        9.01
  83        13.44     11.86     9.21       10.09        11.76     10.84     8.91        9.34
  84        14.09     12.25     9.32       10.44        12.39     11.28     9.06        9.68

  85        14.79     12.64     9.43       10.78        13.08     11.72     9.21       10.04
  86        15.52     13.02     9.52       11.16        13.83     12.17     9.33       10.43
  87        16.30     13.40     9.61       11.55        14.62     12.62     9.45       10.82
  88        17.11     13.78     9.69       11.97        15.47     13.07     9.55       11.24
  89        17.98     14.16     9.75       12.39        16.37     13.50     9.63       11.67
  90        18.90     14.52     9.81       12.84        17.31     13.91     9.71       12.12

Option C - Joint and Survivor Life Income. The annuity proceeds will be paid in equal installments during the joint lifetime of two payees:

  1. continuing upon the death of the        2. reduced by one-third upon the
     first payee for the remaining life-        death of the first payee and
     time of the survivor; or                   continuing for the remaining
                                                lifetime of the survivor.

          Joint Life Income with                  Joint Life Income with
         Full Amount to Survivor                     2/3 to Survivor

   Age
   Nearest                                      Age Nearest Birthday
   Birthday                                           Male
   Female    55       60       65      70       75          55       60       65       70        75

     50     4.27     4.34     4.39    4.43     4.45        4.65     4.81     5.00     5.21      5.42
     55     4.45     4.55     4.64    4.71     4.76        4.83     5.03     5.24     5.48      5.73
     60     4.62     4.79     4.94    5.06     5.14        5.05     5.28     5.54     5.83      6.13
     65     4.79     5.03     5.27    5.47     5.63        5.29     5.58     5.90     6.26      6.63
     70     4.94     5.27     5.61    5.94     6.22        5.57     6.91     6.32     6.77      7.25
     75     5.06     5.46     5.93    6.43     6.90        5.89     6.30     6.80     7.38      8.02
     80     5.15     5.62     6.20    6.87     7.60        6.22     6.70     7.32     8.06      8.91

                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO




--------------------------------------------------------------------------------



             FLEXIBLE PAYMENT VARIABLE ACCUMULATION DEFERRED ANNUITY

                         Death Benefit Prior to Maturity
                   Monthly Annuity Commencing on Maturity Date
                        Non-Participating - No Dividends